Exhibit 8.1

List of Subsidiaries

	Incorporation country	Voting interest % as of 12/31/2009
Afinco Américas Madeira, SGPS, Soc. Unipessoal Ltda.	Portugal	100,00%
Banco Dibens S.A. (6)	Brazil	100,00%
Banco Fiat S.A.	Brazil	99.99%
Banco Investcred Unibanco S.A. (6)	Brazil	50,00%
Banco Itaú Argentina S.A.	Argentina	100,00%
Banco Itaú BBA S.A. (5)	Brazil	99.99%
Banco Itaú Chile S.A. (1)	Chile	99.99%
Banco Itaú Europa Luxembourg S.A. (2)	Luxembourg	99.98%
Banco Itaú Europa S.A. (2)	Portugal	99.99%
Banco Itaú Uruguay S.A. (1)	Uruguay	100,00%
Banco ItauBank S.A.	Brazil	100,00%
Banco Itaucard S.A.	Brazil	99.99%
Banco Itaucred Financiamentos S.A.	Brazil	99.99%
Banco Itauleasing S.A.	Brazil	99.99%
BIU Participações S.A. (3)	Brazil	66,15%
Cia Itaú de Capitalização	Brazil	99.99%
Dibens Leasing S.A. - Arrendamento Mercantil (6)	Brazil	99.99%
FAI - Financeira Americanas Itaú S.A. Crédito, Financiamento e Investimento	Brazil	50,00%
Fiat Administradora de Consórcios Ltda.	Brazil	99.99%
Financeira Itaú CBD S.A. Crédito, Financiamento e Investimento	Brazil	50,00%
Hipercard Banco Muíltiplo S.A. (6)	Brazil	99.99%
Interbanco S.A (6)	Paraguay	99,99%
Itaú Administradora de Consórcios Ltda.	Brazil	99.99%
Itaú Bank, Ltd.	Cayman Islands	100,00%
Itaú Corretora de Valores S.A.	Brazil	99.99%
Itaú Seguros S.A.	Brazil	100,00%
Itaú Unibanco S.A.	Brazil	100,00%
Itaú Vida e Previdência S.A.	Brazil	100,00%
Itaúsa Export S.A. (2)	Brazil	100,00%
Luizacred S.A. Sociedade Crédito Financiamento Investimento (6)	Brazil	50,00%
Oca Casa Financiera S.A.	Uruguay	100,00%
Orbitall Serviços e Processamento de Informações Comerciais S.A.	Brazil	99.99%
Ponto Frio Leasing S.A. Arrendamento Mercantil (6)	Brazil	50,00%
Redecard S.A.(4)	Brazil	50.01%
Unibanco - União de Banco Brasileiros S.A. (6)	Brazil	100,00%
Unibanco Holdings S.A. (6)	Brazil	100,00%
Unibanco Cayman Bank Ltd (6)	Cayman Islands	100,00%
Unibanco Participações Societárias S.A. (6) (8)	Brazil	99.99%
Unicard Banco Múltiplo S.A. (6)	Brazil	99.99%

(1) Consolidated since its acquisition in April 2007.
(2) On November 2008 Itaú Unibanco acquired from Itaúsa, its then controlling shareholder, a controlling interest in Itaúsa Export S.A. and its subsidiaries. As further described in Note 3.2.a the transaction has been accounted for as a transaction between entities under common control resulting in Itaúsa Export S.A. and its subsidiaries being combined in these financial statements since January 1, 2007.
(3) Company consolidated as from February 2009 as a result of the acquisition of Unibanco, which held a 24.49% interest.
(4) Company consolidatedas from March 2009, date of the acquisition of control as described in note 3.1.b.
(5) The interest changed as compared as compared to December 31, 2007 from 74.49% to 99.99% as result of the purchase of all shares of HE Participações S.A. on December 2008, which held 50% of voting capital and 16.67% of total capital of Itaú BBA Participações S.A. (See Note 3.2.e)
(6) Company consolidated as from February 2009 as a result of the acquisition of control in Unibanco and Unibanco Holdings.
(7) Current denomination of Banco Itaú S.A. As further described in Note 3.2.d shares of Itaú Unibanco S.A. were issued to Itaúsa on November 2008 as part of the purchase price for acquisition of a controlling interest in Itaúsa Export S.A. and its subsidiaries. As a result as from November 28, 2008 Itaú Unibanco ceased to be a wholly-owned subsidiary of Itaú Unibanco Holding and the interest was reduced to 98.67%. Contemporaneously with the issuance of shares to the selling shareholders of Unibanco, Itaúsa exchanged such shares of Itaú Unibanco for shares of Itaú Unibanco Holdings and Itaú Unibanco became again a wholly-owned subsidiary of Itaú Unibanco Holding.
(8) See note 3.1.a